EXHIBIT 10.14

                              ADDENDUM TO SUBLEASE

      This Addendum to Sublease (the "Addendum") is entered into as of this 20th day of April, 2004 by and between Geac Enterprise Solutions, Inc . (successor-in interest to Extensity, Inc.), a Georgia corporation ("Sublandlord")") and BioNovo, a California corporation ("Subtenant").

      WHEREAS Sublandlord and Subtenant are parties to that certain Sublease, dated December 17, 2003 (the "Sublease"), relative to approximately 1,733 square feet of space on the 6th floor of the building located at 2200 Powell Street (the "Building"), Emeryville, California (the "Premises").

      NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

      1. The Sublandlord and Subtenant acknowledge and agree that the expiration date of the Sublease is hereby extended from July 12, 2004 to July 11, 2005, unless sooner terminated pursuant to any provision of the Sublease.

      2. The Subtenant's Monthly Base Rent for the initial six-month extension period shall be $1,906.30 per month, or $11,437.80 for the entire six-month extension period. The $11,437.80 shall be paid in full upon execution of this addendum. Effective January 12, 2005, subtenant shall pay monthly base rent in the amount of $1,906.30 per month. In the event subtenant has expansion needs and Sublandlord is unable to accommodate subtenant's expansion in the Building, Subtenant shall be able to terminate the lease with no further financial obligation.

      3. Sublandlord, at Sublandlord's sole cost, shall patch and paint one wall in the conference room and one wall in the kitchen as outlined in the attached Work Authorization letter ("Exhibit A").

      4. Subtenant agrees to indemnify and hold harmless Sublandlord from and against any and all claims, damages, costs and expenses, including reasonable attorney' s fees, to the extent caused by or arising out of (i) the Subtenant Improvements, (ii) the Subtenant's default under the terms of Paragraph 6 of this Addendum, or (iii) the Subtenant's breach of this Sublease. Notwithstanding anything to the contrary in this Lease, the parties hereby confirm that the provisions of this section shall survive the expiration or termination of this Lease.

      5. Nothing contained herein shall be construed as creating the relationship of principal and agent or partnership or joint venture between the Subtenant and Sublandlord, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Sublandlord and Subtenant, as set forth in the Sublease.



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      6. Subtenant hereby confirms that there are no existing defaults under the
Sublease and agrees to be bound by all of the terms and conditions of the Sublease, which except as set forth herein, shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

       SUBLANDLORD:

       GEAC ENTERPRISE SOLUTIONS, INC.

       By:_______________________________
       Its: _______________________________


       SUBTENANT:

       BIONOVO

       By: ______________________________


         Its: ______________________________